Exhibit 10.1

March 26, 2015
Dr. Hamza Yilmaz
7530 Prestwick Court
Gilroy, CA 95020
Dear Hamza,
This letter sets forth the terms of the agreement between you and Alpha and Omega Semiconductor Limited (the “Company” or “AOS”) in connection with the separation of your employment with AOS (the “Separation Agreement”).

1.Termination. March 31, 2015 will be your last day of employment with AOS (“Termination Date”). On the Termination Date, you will incur a separation from service for purposes of Section 409A of the Internal Revenue Code (the “Code”). Whether or not you sign this Separation Agreement, you will receive payment for all salary and unused vacation pay owed to you through the Termination Date.
2.    Benefits. Your group medical insurance benefits will end on March 31, 2015. Whether or not you sign this Separation Agreement, you may elect to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq. All premium costs shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation coverage. You should consult the COBRA materials to be provided by AOS for details regarding COBRA continuation benefits and how to sign up for such benefits. All other benefits will end on your Termination Date.
3.    Severance. Provided you have signed this Separation Agreement. AOS will provide you with the following severance benefits, subject to the terms and conditions set forth in this Separation Agreement, provided you sign within 21 days following the Termination Date, and do not revoke the Release attached as Attachment A to this Separation Agreement

(a)
Severance Pay. AOS will continue to pay your base salary (as in effect on the Termination Date) for a period of six (6) months. The first such payment will be made on April 30, 2015, provided you have signed this Separation Agreement and the Release attached as Attachment A has become effective. The remaining payments will be made in accordance with the Company’s normal payroll schedule for salaried employees. All payments will be subject to applicable federal, state and local withholdings and deductions which are authorized or required by law. Your right to such continued salary payments will be treated, for purposes of Code Section 409A as a right to a series of separate payments.

(b)
Health Care Coverage. Provided you and your eligible dependents timely elect to continue medical care coverage under the Company’s group health care plans pursuant to the applicable COBRA provisions, the Company will at its expense provide such continued coverage for you and your eligible dependents until the earlier of (i) the expiration of the six (6)-month period commencing April 1, 2015 or (ii) the first date on which the you and your eligible dependents are covered under another employer’s health benefit program without exclusion for any pre-existing medical condition. Any additional medical care coverage that you and your spouse and dependents may be entitled to under COBRA following the period of such Company-paid coverage shall be at your sole cost and expense. During the period the Company-provided medical care coverage remains in effect hereunder, the following provisions shall govern the arrangement: (a) the amount of such benefits in any one calendar year of such coverage shall not affect the amount of benefits in any other calendar year for which such benefits are to be provided hereunder and (b) your right to the benefits cannot be liquidated or exchanged for any other benefit.

(c)
Advisory Services Agreement. If you have not found new employment by September 30, 2015, then you and the Company agree to enter into an advisory services relationship commencing October 1, 2015 and continuing until you obtain new employment or December 31, 2015, whichever comes first, pursuant to the Advisory Services Agreement attached to this Separation Agreement as Attachment B (the “Advisory Services Agreement”), and compensated for services consistent with the terms contained within the Advisory Services Agreement. The Advisory Period may also be terminated immediately by AOS as set forth in Paragraph 5 of this Advisory Services Agreement and Paragraphs 5 of the Separation Agreement.

(d)
Outstanding Equity Awards. You have previously been granted stock options to purchase Common Shares of the Company and restricted stock units covering Common Shares of the Company (“RSUs”). In accordance with their terms, the stock options will cease vesting on the Termination Date and you will have a limited period of time (as set forth in the agreement evidencing the grant (the “Option Agreement”)) to exercise the options to the extent vested following the Termination Date. However, subject to this Separation Agreement becoming effective, and notwithstanding any other provisions to the contrary in the applicable Option Agreement, the stock options outstanding as of the Termination Date will remain exercisable through December 31, 2015, and may be exercised during this period in accordance with their terms as set forth in the applicable Option Agreement. Following the expiration of the limited post-termination exercise period, the stock options will terminate and cease to be outstanding and you will no longer have any rights to acquire any shares pursuant to those stock options. In accordance with their terms, the outstanding RSUs will cease vesting on the Termination Date and those unvested RSUs will be cancelled and you will no longer have any right to receive any shares under those cancelled units. Any shares that vested under the outstanding RSUs prior to the Termination Date will be issued in accordance with their terms.
4.    Expiration of Offer . To accept this offer, you must sign this Separation Agreement and return it to Steve Sun on or before March 26, 2015, and you must sign the Release in Attachment A by the end of the day 22 days after your Termination Date (“Expiration Date”) and return it to Steve Sun on or before the Expiration Date. If you wish to revoke the Release after signing it, this must be done within seven (7) calendar days after you originally signed the Release. To exercise your right of revocation of the Release, you must deliver written notification of your revocation to Steve Sun within the seven (7) day period following the day you originally signed the Release. If you do not sign the Release on or before the Expiration Date, or if you revoke it, you will not be entitled to the Severance Benefits described in Paragraph 3 of this Separation Agreement. By signing, returning, and not revoking the Release, you will be entering into a binding agreement with AOS and will be agreeing to the terms and conditions set forth herein, including the release of claims set forth in Paragraphs 1 and 2 of the Release. The Release will become effective on the eighth day after you sign it, provided you do not exercise your right of revocation (the “Effective Date”).
5.    Confidential Information, Non-Solicitation and Non-Competition. You acknowledge and reaffirm your obligation, pursuant to the Employee Confidential Information and Inventions Assignment Agreement signed by you on January 10, 2008 (the “Confidential Information Agreement”), to hold all Company Confidential Information in confidence and not to disclose, use, copy, publish, summarize or remove from the premises of AOS any Confidential Information after termination of your employment, except as authorized in writing by an officer of AOS. You understand that the term “Confidential Information” means all information related to any aspect of the business of AOS which is either information not known by actual or potential competitors of AOS or is proprietary information of AOS, whether of a technical nature or otherwise. “Confidential Information” includes, but is not limited to, the following:

(a)
Inventions, disclosures, processes, systems, methods, formulae, devices, patents, patent applications, trademarks, intellectual properties, instruments, materials, products, patterns, compilations, programs, techniques, sequences, designs, research or development activities and plans, specifications, computer programs, source codes, mask works; and

(b)
costs of production, prices or other financial data, volume of sales, promotional methods, and marketing plans, lists of names or classes of customers or personnel, lists of suppliers, business plans, business opportunities, and financial statements.

You further acknowledge and reaffirm your obligation, pursuant to the Confidential Information Agreement, to safeguard and keep confidential the proprietary information of customers,

vendors, consultants, and other parties with which AOS does business to the same extent as if it were Company Confidential Information.
You further acknowledge and reaffirm your obligation, pursuant to the Confidential Information Agreement, to refrain from directly or indirectly, without the prior written consent of the Company, soliciting, encouraging, or inducing any employees, directors, consultants, contractors or subcontractors of AOS to leave the employ of AOS, either on your own behalf or on behalf of any other person or entity, for a period of twelve (12) months after your Termination Date. If the company for whom you work places a general advertisement for a position or conducts a general search in the ordinary course of business, this shall not be considered a violation of this provision.
You further acknowledge and affirm that during the period that AOS is making severance payments to you as set forth in paragraph 3 above, you shall not provide services, including, but not limited to, employment services and consulting services, to any direct or indirect competitor of AOS, or perform any activities that may be competing with AOS’s business. In the event that you elect to provide employment or consulting services or activities that may be competing with AOS’s business, then you shall notify Steve Sun at AOS, within five days of commencing such employment or consulting services or activities, of the name of the entity to whom the services or activities are being provided and the type of services or activities to be rendered. If AOS determines that you will be providing services to a direct or indirect competitor of AOS or activities that may be competing with AOS’s business, AOS retains the right to cease making any further severance payments to you immediately without advance notice.
If you breach any provision in this Paragraph, you will not be entitled to receive any amount of Severance Pay set forth in Paragraph 3 of this Separation Agreement that has not been provided to you at the time of the breach. Further, any advisory relationship between AOS and you existing at the time of the breach will terminate immediately upon notification by AOS.
6.    Return of Company Property. As part of your existing and continuing obligation to AOS, you agree that upon your termination of employment, or, if later, the termination of any advisory relationship existing between you and AOS pursuant to the Advisory Services Agreement, you will return to AOS all Company Property, including all papers, records, data, notes, drawings, files, documents, samples, devices, products, equipment, and other materials, including copies and in whatever form, relating to the business of AOS that you possess or created as a result of your employment with AOS, whether or not confidential. You further confirm that upon your termination of employment, or, if later, the termination of any advisory relationship existing between you and AOS pursuant to the Advisory Services Agreement, you will return to AOS in good working order all keys, equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, company identification, company vehicles and any other property owned by AOS in your possession or control and have left intact all electronic documents of AOS, including, but not limited to, those that you developed or helped to develop during your employment. You further confirm that you have cancelled all accounts for your benefit, if any, in AOS’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts. Notwithstanding the foregoing, you may keep the Company laptop assigned to you, after Company related data and documents have been deleted.
7.    Termination Certification. You agree that upon your termination of employment, or, if later, the termination of your advisory relationship with AOS pursuant to the Advisory Services Agreement, you will promptly sign and deliver to AOS the “Termination Certification” attached to this Separation Agreement as Attachment C.
8.    Business Expenses and Compensation. You acknowledge that you have been reimbursed by AOS for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by AOS and that no other compensation, including wages, draws, bonuses, incentive compensation, payment for accrued but unused vacation time or severance payments or benefits pursuant to any plan, policy or practice, is owed to you, with the exception of the severance benefits detailed in Paragraph 3.
9.    Further Employment with AOS. You understand and agree that by signing this Separation Agreement, you are giving up any right you may have to reemployment with AOS. You further agree that you will not seek, accept, or otherwise pursue employment with AOS, and if you do seek such employment, AOS may decline to employ you at any time, and you will have no legal recourse if AOS so declines. Nothing in this Paragraph prevents or prohibits you from providing advisory services to AOS pursuant to the Advisory Services Agreement.
10.    Non-Disparagement. You understand and agree that you shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client, customer of AOS or other person or entity regarding AOS or any of their parent companies, directors, officers, employees, agents or representatives or about AOS’s business affairs and financial condition.
11.    Amendment. This Separation Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto.
12.    Binding Agreement. This Separation Agreement is binding upon and shall inure to the benefit of the parties and their respective heirs, executors, administrators, agents, successors and assigns.
13.    Waiver of Rights. No delay or omission by AOS in exercising any right under this Separation Agreement shall operate as a waiver of that or any other right. A waiver or consent given by AOS on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

14.    Severability. If any provision in this Separation Agreement is for any reason held to be unenforceable, it shall not affect the enforceability of the remaining provisions and the remaining provisions shall be enforced to the extent permitted by law.
15.    Dispute Resolution. To ensure rapid, economical, and confidential resolution of disputes that may arise hereunder AOS and you agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, interpretation, or making of this Agreement (collectively, “Claims”), shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) by a single arbitrator, under the JAMS rules (which can be found at www.jamsadr.com or will be provided upon request) in San Francisco, California. The arbitrator shall: (1) have authority to compel adequate discovery for the resolution of all Claims and award such relief as would otherwise be permitted by law; and (2) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. AOS shall pay all of the arbitrator fees and related JAMS administrative fees. AOS and you acknowledge that, by agreeing to this arbitration procedure, both parties waive the right to resolve any Claims through a trial by jury or judge or by administrative proceeding.
16.    Confidentiality. The parties understand and agree that the terms and contents of this Separation Agreement, and the contents of the negotiations and discussions resulting in this agreement, shall be maintained as confidential and shall not be disclosed except to your spouse or to the Parties’ attorneys, or accountants or other paid advisors who are obligated or agree to maintain the terms and conditions of this Separation Agreement confidential, except to the extent required by law.
17.    Nature of Agreement. You understand and agree that this Separation Agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of AOS.
18.    Voluntary Assent. You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Separation Agreement, and that you fully understand the meaning and intent of this Separation Agreement. You further state and represent that you have carefully read this Separation Agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.
19.    Applicable Law. This Separation Agreement shall be interpreted and construed by the laws of the State of California, without regard to conflict of laws provisions.
20.    Attorneys’ Fees. In the event of any dispute concerning this agreement, the prevailing party will be entitled to recover its attorneys’ fees and costs, in addition to any other relief to which such party may be entitled.

21.    Counterparts; Facsimile Signatures. This Separation Agreement may be signed in counterparts and an executed signature page sent to the other party by fax, “PDF” or other electronic means shall be binding as evidence of the signatory’s intent to be bound hereby.
22.    Entire Agreement. This Separation Agreement, including the Confidential Information Agreement, and Attachments A, B and C, contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against AOS and cancels all previous oral and written negotiations, agreements and commitments in connection therewith, including but not limited to the letter agreement between you and AOS dated April 28, 2010. Nothing in this Paragraph, however, shall modify, cancel or supersede your obligations set forth in the Confidential Information Agreement or other written agreements between the parties that are consistent with the terms of this Separation Agreement.
If you have any questions about the matters covered in this agreement, please call Steve Sun 408 789 3150.

Very truly yours,
/s/ MIKE CHANG
Mike Chang
Chief Executive Officer, AOS

I hereby agree to the terms and conditions set forth above.
/s/ HAMZA YILMAZ        Date 3/26/2015
Dr. Hamza Yilmaz

ATTACHMENT A
RELEASE
1.    Release. In consideration for the benefits set forth in Paragraph 3 of the Separation Agreement, I hereby fully, forever, irrevocably and unconditionally release and discharge AOS, their current and former officers, directors, stockholders, corporate affiliates, subsidiaries, insurers, parent companies, successors and assigns, agents and employees (each in their individual and corporate capacities) (hereinafter the “Released Parties”) from any and all claims, charges, complaints, demands, causes of action, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that I ever had or now have against the Released Parties, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the California Fair Employment and Housing Act, Cal. Gov’t Code § 12900 et seq., the California Family Rights Act, Cal. Gov’t Code § 12945.2 and § 19702.3, the California Equal Pay Law, Cal. Labor Code § 1197.5 et seq., the California Unruh Civil Rights Act, Cal. Civil Code § 51 et seq. and the California Family and Medical Leave Law, Cal. Labor Code §§ 233, 7291.16 and 7291.2, all as amended, and all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq. and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended, and all common law claims including, but not limited to, actions in tort and contract, including, but not limited to, any claim or damage arising out of my employment with and/or separation from AOS under any common law theory or any federal, state or local statute or ordinance in the United States or elsewhere not expressly referenced above, and claims for wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, fraud, personal injury, and emotional distress; provided, however, that nothing in this Release prevents me from bringing any claims relating to the validity of this Release, or from filing, cooperating with, or participating in any proceeding before the EEOC or the Department of Fair Employment and Housing (except that I acknowledge that I may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding) or from bringing any rights or claims under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., that may arise after the date this Release is signed.
2.    Waiver of Unknown Claims. I understand and agree that the claims released in this Release include not only claims presently known to me, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in Paragraph 1 of this Release. I understand that I may hereafter discover facts different from what I now believe to be true, which if known, could have materially affected this agreement, but I nevertheless waive any claims or rights based on different or additional facts. I knowingly and voluntarily waive any and all rights or benefits that I may now have, or in the future may have, under the terms of Section 1542 of the Civil Code of the State of California, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OF OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
3.    Acknowledgments and Right to Revoke. I understand and agree that:

(a)	I have been given at least twenty one (21) full calendar days after receipt of this Release to consider it

(b)	any modifications, material or not, made to this Release does not restart or affect in any manner the original 21 day consideration period provided in this Release;

(c)	I have seven (7) full calendar days within which to revoke this Release after it is signed by me;

(d)	I have carefully read and fully understand all of the provisions of this Release and have been advised to consult with an attorney;

(e)
I am, through this Release, releasing AOS from any and all claims I may have against AOS consistent with the terms of this Agreement; I understand that rights or claims that may arise after the date of signing are not waived;

(f)	I knowingly and voluntarily agree to all of the terms set forth in this Release; and

(g)	I knowingly and voluntarily intend to be legally bound by the same.
4.    Dispute Resolution. To ensure rapid, economical, and confidential resolution of disputes that may arise hereunder AOS and I agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, interpretation, or making of this Agreement (collectively, “Claims”), shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) by a single arbitrator, under the JAMS rules (which can be found at www.jamsadr.com or will be provided upon request) in San Francisco, California. The arbitrator shall: (1) have authority to compel adequate discovery for the resolution of all Claims and award such relief as would otherwise be permitted by law; and (2) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. AOS shall pay all of the arbitrator fees and related JAMS administrative fees. AOS and I acknowledge that, by agreeing to this arbitration procedure, both parties waive the right to resolve any Claims through a trial by jury or judge or by administrative proceeding.
5.    This Release may not be signed until after my employment with AOS has ended.

_________________________________ Dated: ______________________

Hamza Yilmaz

ATTACHMENT B
ADVISORY SERVICES AGREEMENT
This Advisory Services Agreement is executed by Dr. Hamza Yilmaz (“Yilmaz”) and Alpha and Omega Semiconductor Inc. (the “Company” or “AOS”);

Recitals

A.	Yilmaz is skilled and knowledgeable in the business of the Company having formerly served as Chief Technology Officer of AOS; and

B.	Yilmaz is willing and able to perform advisory services relating to those areas of expertise for AOS following the termination of his employment with AOS; and

C.
This Advisory Services Agreement is offered to Yilmaz pursuant to the Separation Agreement dated March 26, 2015 (the “Separation Agreement”) and on the condition that the Separation Agreement first becomes effective and enforceable pursuant to its terms.

IN CONSIDERATION for the mutual promises and covenants contained herein the parties to this Advisory Services Agreement hereby agree as follows:

1.
Advisory Services. Yilmaz agrees that he will provide to AOS such advisory services as may be requested from time to time. Yilmaz agrees to be available by telephone, e-mail, or in person as required to answer questions and provide necessary assistance. Yilmaz shall obtain the written approval from the Chief Executive Officer of AOS or his/her designee before incurring any expenses, including travel expenses, in connection with his Advisory Services.

2.
Term and Termination. Provided the Separation Agreement and the Release in Attachment A become effective and enforceable, the term of this Advisory Services Agreement shall commence on October 1, 2015 and will continuing until Yilmaz obtains new employment or December 31, 2015, whichever comes first. The Advisory Period may also be terminated immediately by AOS as set forth in Paragraph 5 of this Advisory Services Agreement and Paragraph 5 of the Separation Agreement.

3.
Payments to Yilmaz. Provided Yilmaz complies with the terms of this Advisory Services Agreement, AOS agrees to pay to Yilmaz during the Advisory Period the amount of $23,676 per month. Yilmaz must submit an invoice within thirty (30) days following the end of each calendar month. AOS will pay the fees within thirty (30) days after such submission but in no event later than March 15, 2016.

4.
Independent Contractor Status. The relationship of Yilmaz and AOS in the performance of this Advisory Services Agreement is that of an independent contractor. Under no circumstances shall Yilmaz be deemed an employee or agent of any member of AOS or any of its parent or subsidiary companies. Yilmaz shall have no authority to bind, commit or obligate AOS or any parent or subsidiary companies in any manner and shall not hold himself out to third parties as being capable of doing so. Consistent with the foregoing, neither AOS nor any parent or subsidiary companies shall incur any liability for the payment of income, social security, or other taxes on Yilmaz’s behalf. Yilmaz shall be solely responsible for the payment of all taxes of any nature in respect of the fees and expenses paid to Yilmaz under this Agreement. As an independent contractor, it is understood that Yilmaz is not eligible to participate in any employee benefit plan, program, fringe benefit or benefit now existing or hereafter established for the employees of AOS, except as otherwise provided in written agreement between the Parties.

5.
Non-Competition. Yilmaz shall not provide services, including, but not limited to, employment services and consulting services, to any direct or indirect competitor of AOS during the Advisory Period or perform any activities that may be competing with AOS’s business. In the event that Yilmaz elects to provide employment or consulting services during the Advisory Period, or perform any activities that may be competing with AOS’s business. then Yilmaz shall notify Steve Sun at AOS, within five days of commencing such employment or consulting services or activities, of the name of the entity to whom the services pr activities are being provided and the type of services to be rendered. If AOS determines that Yilmaz will be providing services to a direct or indirect competitor of AOS, or engaging in activities that may be competing with AOS, AOS retains the right to terminate this Advisory Services Agreement immediately without advance notice and Yilmaz’s right to exercise all options to purchase Common Shares of AOS Ltd. granted to Yilmaz by AOS shall immediately cease.

6.
Confidential Information and Intellectual Property Assignment Agreement. During the Advisory Period, Yilmaz agrees to be bound by the Employee Confidential Information and Inventions Assignment Agreement, signed by Yilmaz on January 10, 2008 (the “Confidential Information Agreement”) with respect to any Advisory Services that he performs for AOS during the advisory period.

7.
No Assignment. This Advisory Services Agreement is for the performance of personal services by Yilmaz. As a personal contract, it cannot be assigned by Yilmaz without the prior written consent by the Chief Executive Officer of AOS or his/her designee.

8.
Amendment. This Advisory Services Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto.

9.	Binding Agreement. This Advisory Services Agreement is binding upon and shall inure to the benefit of the parties and their respective heirs, executors, administrators, agents, successors and assigns.

10.	Waiver of Rights. No delay or omission by AOS in exercising any right under this Advisory Services Agreement shall operate as a waiver of that or any other right. A waiver or consent given by AOS on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

11.
Severability. If any provision in this Advisory Services Agreement is for any reason held to be unenforceable, it shall not affect the enforceability of the remaining provisions and the remaining provisions shall be enforced to the extent permitted by law.

12.
Confidentiality. The parties understand and agree that the terms and contents of this Advisory Services Agreement, and the contents of the negotiations and discussions resulting in this agreement, shall be maintained as confidential and shall not be disclosed except to your spouse or to the Parties’ attorneys, or accountants or other paid advisors who are obligated or agree to maintain the terms and conditions of this Advisory Services Agreement confidential, except to the extent required by law.

13.
Voluntary Assent. Yilmaz affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Advisory Services Agreement, and that Yilmaz fully understand the meaning and intent of this Advisory Services Agreement. Yilmaz further states and represents that he has carefully read this Advisory Services Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

14.
Dispute Resolution. To ensure rapid, economical, and confidential resolution of disputes that may arise hereunder AOS and you agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, interpretation, or making of this Agreement (collectively, “Claims”), shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) by a single arbitrator, under the JAMS rules (which can be found at www.jamsadr.com or will be provided upon request) in San Francisco, California. The arbitrator shall: (1) have authority to compel adequate discovery for the resolution of all Claims and award such relief as would otherwise be permitted by law; and (2) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. AOS shall pay all of the arbitrator fees and related JAMS administrative fees. AOS and you acknowledge that, by agreeing to this arbitration procedure, both parties waive the right to resolve any Claims through a trial by jury or judge or by administrative proceeding.

15.	Applicable Law. This Advisory Services Agreement shall be interpreted and construed by the laws of the State of California, without regard to conflict of laws provisions.

16.
Attorneys’ Fees. In the event of any dispute concerning this Advisory Services Agreement, the prevailing party will be entitled to recover its attorneys’ fees and costs, in addition to any other relief to which such party may be entitled.

17.
Counterparts; Facsimile Signatures. This Advisory Services Agreement may be signed in counterparts and an executed signature page sent to the other party by fax, “PDF” or other electronic means shall be binding as evidence of the signatory’s intent to be bound hereby.

18.	Effective Date: The Effective Date of this Advisory Services Agreement is the date that it is signed by Yilmaz, provided that the Separation Agreement becomes effective and enforceable.

19.
Entire Agreement. This Advisory Services Agreement and the Separation Agreement contain and constitute the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and cancel all previous oral and written negotiations, agreements and commitments in connection therewith. Nothing in this Paragraph, however, shall modify, cancel or supersede your obligations set forth in the Confidential Information Agreement or other written agreements between the parties that are consistent with the terms of this Advisory Services Agreement and the Separation Agreement.

/s/ HAMZA YILMAZ         Date: 3/26/2015
Hamza Yilmaz

ALPHA AND OMEGA SEMICONDUCTOR INC.

________________________________________    Date: _________________________
By: ____________________________________
Its: ____________________________________

ATTACHMENT C
TERMINATION CERTIFICATION
This is to certify that I have returned and do not have in my possession any papers, records, data, notes, drawings, files, documents, samples, devices, products, equipment, designs, computer programs, and other materials, including reproductions of any of the aforementioned items, belonging to Alpha and Omega Semiconductor Limited, its subsidiaries, affiliates, successors, or assigns (together, the “Company”).
I further certify that I have complied with all the terms of the Company’s Employee Confidential Information and Inventions Assignment Agreement signed by me, including the reporting of any Inventions (as defined therein) conceived or made by me (solely or jointly with others) covered by that agreement.
I further agree that, in compliance with the Employee Confidential Information and Inventions Assignment Agreement, I will continue to hold in confidence and will not disclose, use, copy, publish, or summarize any Confidential Information (as defined in the Employee Confidential Information and Inventions Assignment Agreement) of the Company or of any of its customers, vendors, consultants, and other parties with which it does business.

Date:_________________________

_________________________
Employee’s Signature

_________________________
Print Employee’s Name